Exhibit 99.1

Tanger Finalizes Date for Senior Notes Redemption

Tanger Factory Outlet Centers, Inc. (NYSE: SKT), announced earlier today that it closed on the issuance of $250 million in 3.75% senior notes due 2024, the proceeds of which will be used to redeem $250 million in 6.15% senior notes due November 15, 2015 (or the 2015 Notes). The early redemption of the 2015 Notes is expected to occur on December 15, 2014. In connection with the redemption of the 2015 Notes, the company expects to take a charge in the fourth quarter of 2014, currently estimated to be approximately $13.2 million, representing the make-whole premium to be paid for the early redemption of the 2015 Notes. The charge will impact the company’s net income and funds from operations for the fourth quarter and year end December 31, 2014, but will have no impact on the company’s adjusted funds from operations for the same periods.

About Tanger Factory Outlet Centers, Inc.

Tanger Factory Outlet Centers, Inc. (NYSE:SKT), is a publicly-traded REIT headquartered in Greensboro, North Carolina that presently operates and owns, or has an ownership interest in, a portfolio of 46 upscale outlet shopping centers in 26 states coast to coast and in Canada, totaling approximately 14.1 million square feet leased to over 3,000 stores operated by more than 470 different brand name companies. More than 185 million shoppers visit Tanger Factory Outlet Centers, Inc. annually.

This news release contains forward-looking statements within the meaning of federal securities laws.  These statements include, but are not limited to, estimates of future net income, funds from operations and adjusted funds from operations, as well as other statements regarding plans, estimates, expectations, intentions, and similar statements concerning anticipated future events, results, circumstances, performance or expectations that are not historical facts.

These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and real estate conditions in the United States and Canada, the company's ability to meet its obligations on existing indebtedness or refinance existing indebtedness on favorable terms, the availability and cost of capital, whether projects in our pipeline convert into successful developments, the company's ability to lease its properties, the company's ability to implement its plans and strategies for joint venture properties that it does not fully control, the company's inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Contact:    Tanger Factory Outlets Centers, Inc.
Frank Marchisello
(336) 834-6834